Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Announces Appointment of Daniel M. Junius
as Chief Financial Officer

CAMBRIDGE, MA, May 9, 2005 — ImmunoGen, Inc. (Nasdaq: IMGN) is pleased to announce the appointment of Daniel M. Junius to the position of Chief Financial Officer and Senior Vice President, Finance, effective today. Mr. Junius brings to ImmunoGen over two decades of experience in financial management and business strategy, including nearly ten years as Chief Financial Officer at two NYSE-listed companies.

Mitchel Sayare, PhD, Chairman and CEO, commented, “We’re delighted to have Dan join our management team. He has an established record of building corporate value — both operationally and strategically — as well as a strong background in financial management and controls. This is especially critical in today’s business environment. We’re confident that Dan’s expertise and perspective will be highly complementary to our Team.”

Mr. Junius, age 52, was Executive Vice President and Chief Financial Officer of New England Business Service (NEBS) from 1998 until its acquisition by Deluxe Corporation in 2004, and helped drive acquisitions and strategic investments that enhanced the company’s value. Prior to NEBS, he was Vice President and Chief Financial Officer of Nashua Corporation, where he helped reposition the company into higher-growth businesses. Mr. Junius joined Nashua Corporation in 1984 and held financial management positions of increasing responsibility before becoming Chief Financial Officer in 1996. He has a Bachelor of Arts from Boston College and a Masters in Management from Northwestern University’s Kellogg School of Management.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor, Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

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